File No. 70-5943



                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549

                 ----------------------------------

                   POST-EFFECTIVE AMENDMENT NO. 29

                                 to

                              FORM U-1

                  --------------------------------

                             DECLARATION

                                under

           THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                 ***

                AMERICAN ELECTRIC POWER COMPANY, INC.
              1 Riverside Plaza, Columbus, Ohio  43215
              ----------------------------------------
         (Name of company or companies filing this statement
             and address of principal executive offices)

                                 ***

                AMERICAN ELECTRIC POWER COMPANY, INC.
              1 Riverside Plaza, Columbus, Ohio  43215
              (Name of top  registered holding company
               parent of each applicant or declarant)

                                 ***

           A.A. Pena, Senior Vice President and Treasurer
             AMERICAN ELECTRIC POWER SERVICE CORPORATION
              1 Riverside Plaza, Columbus, Ohio  43215

     Susan Tomasky, Executive Vice President and General Counsel
             AMERICAN ELECTRIC POWER SERVICE CORPORATION
              1 Riverside Plaza, Columbus, Ohio  43215
              -----------------------------------------
             (Names and addresses of agents for service)

      American   Electric  Power  Company,   Inc.  ("AEP")  hereby  amends  its
Declaration on Form U-1, in File No. 70-5943, as heretofore amended, to amend and restate the entire Form U-1 as follows:

ITEM 1.    DESCRIPTION OF PROPOSED TRANSACTION
      Background
      Under the Commission's orders dated February 8, 1977 (HCAR No. 19879), April 19, 1978 (HCAR No. 20506), March 29, 1979 (HCAR No. 20979), August 8,
1979 (HCAR No. 21180),  May 1, 1980 (HCAR No.  21544),  June 30, 1981 (HCAR No.
22113),  June 15, 1982 (HCAR No. 22539),  June 29, 1983 (HCAR No. 22989),  June
29, 1984 (HCAR No.  23353),  December 19, 1984 (HCAR No.  23538),  July 1, 1985
(HCAR No.  23754),  January 3, 1986 (HCAR No.  23980),  December 18, 1987 (HCAR
No.  24534),  December  27, 1990 (HCAR No.  25233),  December 1, 1993 (HCAR No.
25936) and August 13, 1996 (HCAR No. 26553) in this file, AEP was authorized to issue and sell, from time to time through December 31, 2000, up to 54,000,000 shares of Common Stock, $6.50 par value ("AEP Common Stock"), pursuant to AEP's Dividend Reinvestment and Stock Purchase Plan (the "DRP").
      By Order dated June 14, 2000 (HCAR No. 27186) in file No. 70-9381 (the "Merger Order"), AEP was authorized to acquire by means of a merger all of the outstanding common stock of Central and South West Corporation, a registered public utility holding company ("CSW"). As set forth in Appendix 3 to the Merger Order, the authority of the CSW Dividend Reinvestment and Stock Purchase Plan was terminated and AEP was authorized to issue an additional 1,200,000 shares of AEP Common Stock for an aggregate of 55,200,000 shares of AEP Common Stock through December 31, 2000 under the DRP consistent with the authority set forth in the Order dated August 13, 1996 in this file.
      Through June 30, 2000, a total of 47,773,594 shares had been so issued and sold leaving a balance of 7,426,406 shares available for issuance and sale (the "Remaining Shares") pursuant to the DRP.
      Pursuant to the DRP, shares of Common Stock of AEP may be purchased by First Chicago Trust Company of New York (the "Agent") on behalf of participants in the DRP either on the open market or directly from AEP.
      Current Transaction
      AEP, by this Amendment, is seeking authority to extend its authority to issue and sell the Remaining Shares pursuant to the DRP, from December 31, 2000 to September 30, 2006.
      The proceeds of the issuance and sale of the Remaining Shares will be to pay at maturity unsecured debt of AEP outstanding at the time, to make, additional investments in the common stock equities of subsidiaries of AEP, and for other corporate purposes, including to acquire interests in EWGs or FUCOs.
      Certificates of Notification
      In accordance with authority granted in the August 13, 1996 Order in this file, certificates required by Rule 24 under the Act will be filed within 60 days after the end of each calendar quarter.
      Compliance with Rule 54
      Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO"), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. All applicable conditions of Rule 53(a) are currently satisfied except for clause (1). As of June 30, 2000, AEP, through its subsidiaries, had an aggregate investment in EWGs and FUCOs of $1,920,829,000. This investment represents approximately 54.2% of $3,544,649,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended June 30, 2000. However, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the "100% Order") in File No. 70-9021. Although AEP's aggregate investment exceeds the 50% 'safe harbor' limitation contained in Rule 53, AEP's aggregate investment is below the 100% limitation authorized under the 100% Order.
      As of  September  30,  1997,  the most recent  period for which  financial statement information was evaluated in the 100% Order, AEP's consolidated capitalization consisted of 47.4% common and preferred equity and 52.6% debt. As of June 30, 2000, AEP's consolidated capitalization consisted of 36.2% common and preferred equity and 63.8% debt. The requested authorization will have no impact on AEP's consolidated capitalization ratios on a pro forma basis. AEP believes this ratio remains within acceptable ranges and limits. Further, AEP's interests in EWGs and FUCOs have contributed positively to its consolidated earnings.
      AEP will continue to maintain in conformity with United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). AEP does, and will continue to, comply with the requirement that no more than 2% of the employees of AEP's electric utility operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which AEP directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, AEP will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility operating subsidiaries, satisfying Rule 53(a)(4). Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.
      Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($3,544,649,000) represented an increase of approximately $40,644,000 (or 1.2%) in the average consolidated retained earnings from the previous four quarterly periods ($1,693,698,000); and (iii) for the fiscal year ended December 31, 1999, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.
      As noted, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP, nor would it have an adverse impact on any of its electric utility operating subsidiaries or their customers, or on the ability of state commissions to protect the electric utility operating subsidiaries or their customers.
ITEM 2.    FEES, COMMISSIONS AND EXPENSES
      No other fees, commissions or expenses other than fees and expenses of the Agent and other than expenses estimated not to exceed $1,000 and to be billed at cost by American Electric Power Service Corporation, are to be paid or incurred by AEP in connection with the proposed transactions.
ITEM 3.    APPLICABLE STATUTORY PROVISIONS
      AEP considers that Sections 6(a) and 7 of the Public Utility Holding Company Act of 1935 and Rules 53 and 54 of the Commission thereunder are applicable to the proposed sale of AEP Common Stock pursuant to the DRP.
ITEM 4.    REGULATORY APPROVAL
      No state or federal commission, other than the Securities and Exchange Commission, has jurisdiction over the proposed transaction.
ITEM 5.    PROCEDURE
      It is requested that the Commission's order permitting this Post Effective Amendment to become effective be issued on or before December 31, 2000. AEP waives any recommended decision by a hearing officer or by any other responsible officer of the Commission and waives the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective, since it is desired that the Commission's Order, when issued, become effective forthwith. AEP consents to the Division of Corporate Regulation assisting in the preparation of the Commission's decision and/or Order in this matter, unless the Division of Corporate Regulation opposes the matter covered by this amendment.
ITEM 6.    EXHIBITS AND FINANCIAL STATEMENTS
      There are no exhibits or financial statements being filed with this Post-Effective Amendment.
                              SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 29 to be signed on its behalf by the undersigned thereunto duly authorized.

                          AMERICAN ELECTRIC POWER COMPANY, INC.



                          By:  /S/ A. A. Pena
                               A. A. Pena
                               Treasurer


Dated: October 20, 2000